Exhibit 99.1
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Biogen Idec Media Contact:
Naomi Aoki
Director, Public Affairs
(617) 914-6524
Biogen Idec Investor Relations Contact:
Eric Hoffman
Director, Investor Relations
(617) 679-2812
BIOGEN IDEC RECEIVES SHAREHOLDER PROPOSAL
CAMBRIDGE, MA, February 6, 2009 — Biogen Idec (NASDAQ: BIIB) today announced that it received notice from Icahn Partners LP and certain of its affiliates for the nomination of four individuals, Alexander J. Denner, Richard C. Mulligan, Thomas J. Deuel, and David Sidransky to Biogen Idec’s Board of Directors at the Company’s 2009 Annual Meeting.
The notice also includes proposals to request the Board to change the Company’s jurisdiction of incorporation to North Dakota and to amend the Company’s bylaws to set the size of the Board at 13.
Biogen Idec’s Board will review the notice and consider it in light of the best interests of all shareholders of the Company.
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing and commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.

Page 2 Biogen Idec Receives Director Nomination Proposal
Important Information
Biogen Idec and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Biogen Idec in connection with the Company’s 2009 annual meeting of stockholders. Information concerning the interests of participants in the solicitation of proxies will be included in any proxy statement filed by Biogen Idec in connection with the Company’s 2009 annual meeting of stockholders.
In addition, Biogen Idec files annual, quarterly and special reports with the Securities and Exchange Commission (the “SEC”). The proxy statements and other reports, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at www.biogenidec.com. Biogen Idec stockholders are advised to read carefully any proxy statement filed in connection with the Company’s 2009 annual meeting of stockholders when it becomes available before making any voting or investment decision. The Company’s proxy statement will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, by toll-free telephone at (877) 750-5836 or by e-mail at info@innisfreema.com.
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